NOT FOR DISSEMINATION IN THE UNITED STATES OR FOR RELEASE TO U.S. NEWSWIRE SERVICES

NR07-01

January 12, 2007

CARDERO CLOSES NON-BROKERED PRIVATE PLACEMENT

Cardero Resource Corp. (“Cardero” or the “Company”) – (TSX: CDU, AMEX: CDY, Frankfurt: CR5) is pleased to announce that on January 12, 2007, it completed the non-brokered portion of the private placement announced on December 20, 2006 (the “Offering”).  The Company placed 1,500,000 units at a price of $1.50 per unit for gross proceeds of $2,250,000.  Each unit consisted of one common share and one-half of a transferable common share purchase warrant.  Each full warrant entitles the holder, on exercise, to purchase one additional common share at a price of $2.00 until July 12, 2008.  The Company also paid a cash finders fee of an aggregate of $152,250.00 to two finders, being 7% of the gross proceeds raised by each finder.  The brokered portion of the private placement as announced on December 20, 2006, is expected to close later this month.

All securities issued in the Offering are subject to a hold period in Canada until July 13, 2007 (four months from the closing of the Offering).

The net proceeds from the Offering are intended to be used to fund exploration programs on the Company’s exploration projects in Peru, Argentina and Mexico, for ongoing mineral property investigations and potential acquisitions, and for general working capital.

Cardero is well financed and positioned to continue exploration on its projects in Peru, Argentina and Mexico.  The common shares of the Company are currently listed on the Toronto Stock Exchange, the American Stock Exchange and the Frankfurt Stock Exchange.  The Company is actively evaluating new gold, copper and iron projects, and continues to maintain an active pipeline of prospects.

For further details on the Company readers are referred to the Company’s web site (www.cardero.com), Canadian regulatory filings on SEDAR at www.sedar.com and United States regulatory filings on EDGAR at www.sec.gov.

On Behalf of the Board of Directors of

CARDERO RESOURCE CORP.

“Hendrik van Alphen” (signed)

Hendrik van Alphen, President

Contact Information:

Quentin Mai, Manager – Corporate Communications & Investor Relations

Email:  qmai@cardero.com

Phone: 1-888-770-7488 (604) 408-7488 / Fax: (604) 408-7499

The Toronto Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the content of this news release, which has been prepared by management.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 27E of the Exchange Act.  Such statements include, without limitation, statements regarding future anticipated exploration program results, the discovery and delineation of mineral deposits/resources/reserves, the potential for a significant mine life, business and financing plans, business trends and future operating revenues.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate, potential and similar expressions, or are those, which, by their nature, refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, the inability of the Company to obtain any necessary permits, consents or authorizations required for its activities, the inability of the Company to produce minerals from its properties successfully or profitably, the inability of the Company to continue its projected growth, the inability of the Company to utilize any of the existing infrastructure as part of any production and/or shipping scenario, and the inability of the Company to raise the necessary capital or to be fully able to implement its business strategies, including the two stage production scenario outlined above.

This press release does not constitute an offer to sell, or a solicitation of an offer to sell, any of the foregoing securities in the United States.  None of the foregoing securities have been and, nor will they be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) or any state securities laws and may not be offered or sold within the United States or to U.S. Persons unless registered under the U.S. Securities Act and applicable state securities laws or an exemption from such registration is available.

All of the Company’s Canadian public disclosure filings may be accessed via www.sedar.com and its United States disclosure filings via www.sec.gov and readers are urged to review these materials, including the technical reports filed with respect to the Company’s mineral properties.

This press release is not, and is not to be construed in any way as, an offer to buy or sell securities in the United States.